                     (OMNI ENERGY SERVICES CORP. LETTERHEAD)

FOR IMMEDIATE RELEASE                                                  NO. 03-14

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664

                       OMNI REPORTS THIRD QUARTER PROFITS
             Net Income Increases 128%; Revenue and Cash Flow Up 32%

         CARENCRO, LA - NOVEMBER 6, 2003 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI) announced today a 128% increase in third quarter net income is based on a 32% surge in third quarter revenues. On revenue of $10.2 million, OMNI reported net income of $1.4 million ($0.16 per diluted share) for the three month period ended September 30, 2003. After the recently announced accrual of preferred stock dividends, OMNI reported net income attributable to common shares of $1.2 million ($0.14 per diluted share). For the same three month period ended September 30, 2002, OMNI previously reported net income of $0.6 million ($0.07 per diluted share) on revenues of $7.7 million. No preferred stock dividends were accrued for the third quarter of 2002. For the three-month period ended September 30, 2003, cash flow from operations totaled $2.5 million, or 32% greater than the $1.9 million reported for the same quarter ended September 30, 2002.

         "The third quarter continued with impressive operating results as demand for OMNI's services remained exceptionally strong," commented James C. Eckert, Chairman and Chief Executive Officer. "The past quarter marked significant financial and operational accomplishments and milestones as we move into what could possibly be the strongest fourth quarter OMNI has experienced in a number of years," continued Eckert. "Backlog for our seismic drilling operations currently tops $40 million and early indications are that 2004 may be even stronger than 2003. We remain the leading provider of domestic seismic drilling support services. Further, to maximize utilization of our equipment and personnel, we're evaluating the possibility of gradual, but selective, international expansion for certain geophysical customers. Coupling these very promising seismic drilling opportunities with the exciting internal and external expansion of our aviation division, we believe the future for OMNI and its shareholders has never been brighter. The management team is pleased with the progress made in redirecting OMNI into a premier oil and gas industry service provider. We're well on the path to maximizing investment value for our shareholders," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to both geophysical and production companies engaged in the acquisition of on-shore seismic data. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in both marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.

                           OMNI ENERGY SERVICES CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                           Three Months Ended September 30,    Nine Months Ended September 30,
                                           --------------------------------    -------------------------------
                                                2003              2002              2003              2002
                                              --------          --------          --------          --------
                                                      (Unaudited)                         (Unaudited)
Operating revenue                             $ 10,218          $  7,732          $ 26,834          $ 21,405
Operating expenses                               7,617             5,780            20,312            16,429
                                              --------          --------          --------          --------
      Gross profit                               2,601             1,952             6,522             4,976

General and administrative expenses              1,090             1,004             3,381             2,310
                                              --------          --------          --------          --------
      Operating income                           1,511               948             3,141             2,666

Other income (expense):
        Interest                                  (202)             (295)             (650)             (774)
        Other                                     (170)              (23)             (250)              (55)
                                              --------          --------          --------          --------
                                                  (372)             (318)             (900)             (829)
                                              --------          --------          --------          --------
      Income before taxes                        1,139               630             2,241             1,837

Income taxes (benefit)                            (300)               --              (625)               --
                                              --------          --------          --------          --------
      Net income                                 1,439               630             2,866             1,837
Preferred stock dividends                         (242)             (242)             (484)
                                              --------          --------          --------          --------
Net earnings applicable to common and
common equivalent shares                      $  1,197          $    630          $  2,624          $  1,353
                                              ========          ========          ========          ========

Basic net income per share:                   $   0.14          $   0.07          $   0.30          $   0.15
Diluted net income per share:                 $   0.14          $   0.07          $   0.30          $   0.15

Weighted average shares outstanding:
      Basic                                      8,742             8,740             8,741             8,739
      Diluted                                    8,782             8,743             8,743             8,804


    The accompanying notes are an integral part of these financial statements